Exhibit 99.1

FOR IMMEDIATE RELEASE

February 3rd, 2020

ART’S WAY MANUFACTURING NAMES MICHAEL WOODS

CHIEF FINANCIAL OFFICER

ARMSTRONG, IOWA, February 3rd, 2020 – Art’s Way Manufacturing Co., Inc. (Nasdaq: ARTW), a diversified manufacturer and distributor of equipment serving agricultural, research and steel cutting needs, announces that Michael Woods has been promoted to Chief Financial Officer effective February 1, 2020. Prior to this position, Mr. Woods served as the Vice President of Finance for Art’s Way. Mr. Woods has eight years of experience in various financial and accounting positions and he initially joined Art’s Way in April 2016. Mr. Woods began his career in public accounting at Brinkman and Reed, CPAs and worked at XPO Logistics. Mr. Woods graduated from Iowa State University, Ames in December 2010 with Bachelor of Science degrees in Accounting and Finance and earned the CPA designation in October of 2013.

Chairman of the Art’s Way Board of Directors, Marc McConnell, commented, “We are very pleased to announce Michael’s promotion to Chief Financial Officer. Michael’s dedication and growth have earned him this promotion. We believe his expertise will enable us to continue to move our business forward.”

About Art’s Way Manufacturing, Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, plows, hay and forage equipment, manure spreaders, reels for combines and swathers, as well as modular animal confinement buildings and laboratories, and specialty tools and inserts. After-market service parts are also an important part of Art’s Way’s business. Art’s Way has three reporting segments: agricultural products; modular buildings; and tools.

For more information, including an archived version of the conference call, contact: Carrie Gunnerson, Chief Executive Officer

712-864-3131

investorrelations@artsway-mfg.com

Or visit the Art’s-Way website at www.artsway-mfg.com/